                                                                    EXHIBIT 99.1


      IDEX CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2003 EARNINGS;
                           SALES AND EARNINGS IMPROVE


NORTHBROOK, IL, JANUARY 22 - IDEX CORPORATION (NYSE: IEX) today reported that orders, sales and earnings for the three and 12 months ended December 31, 2003, improved from the same periods of 2002. For the latest quarter, orders increased 3 percent, sales were up 6 percent and diluted earnings per share rose 30 percent to 48 cents from 37 cents in the year-ago period. Fourth quarter 2003 results include a foreign currency exchange gain of 1 cent per diluted share specifically related to the anticipated Manfred Vetter acquisition.

For the full year 2003, orders increased 6 percent, sales grew 8 percent, and diluted earnings per share were $1.87, up 12 percent over the $1.67 reported in 2002.

2003 HIGHLIGHTS
o Orders increased 6 percent to $797.8 million; base business orders - excluding acquisitions and foreign currency translation - were essentially unchanged.
o Sales of $797.9 million rose 8 percent, reflecting 5 percent growth from favorable foreign currency translation, a 2 percent increase due to acquisitions, and a 1 percent rise in base business activity.
o Gross margins improved 0.9 of a percentage point to 38.8 percent of sales, while operating margins, at 13.8 percent, were 0.3 of a percentage point higher.
o    Net income at $62.4 million increased 15 percent.
o    Diluted EPS at $1.87 was 20 cents ahead of 2002.
o Debt-to-total capitalization was 23 percent, the strongest financial position in company history.
o    Free cash flow was strong at $91.4 million, a new record.
o Two strategic acquisitions were completed in 2003 and another, Manfred Vetter, was completed in January 2004.
o    Wholly owned manufacturing and sales operations were established in China.
o Operational excellence initiatives remain on track, fueling new product innovation to drive growth.

--------------------------------------------------------------------------------
"Given the economic environment, we are proud of our company's financial and operating performance in 2003. Together, our business units delivered record orders, sales and cash flows, while earnings improved. For the year, earnings per share were up 12 percent, and we reported our sixth consecutive quarter of year-over-year improvement. Organic revenue growth in our dispensing equipment and engineered products businesses more than offset the slight weakness in the industrial pump segment of the business. In addition, we continued to drive our operational excellence initiatives, established a strategic base of operations in China, and completed two acquisitions in 2003 and another earlier this month. Due to the short cycle nature of our business, visibility of the first quarter and full year 2004 remains limited. We continue to use all the tools at our disposal to drive growth, profitability and cash generation, positioning IDEX to deliver even stronger performance as the economy improves."

          Dennis K. Williams
              Chairman, President and CEO
--------------------------------------------------------------------------------

FULL YEAR FINANCIAL HIGHLIGHTS
------------------------------
(In millions, except per share amounts and percentages)


                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                2003         2002       Change
                                               ---------------------------------
Orders Written                                  $797.8       $749.8         6%
Sales                                            797.9        742.0         8
Operating Income                                 109.9        100.4         9
Operating Margin                                  13.8%        13.5%       30 bp
Net Income                                      $ 62.4       $ 54.1        15%
Diluted EPS                                       1.87         1.67        12

Other Data
      --Income before Taxes                     $ 96.7       $ 83.9        15%
      --Depreciation and Amortization             29.5         29.5        -
      --Interest                                  14.1         16.4       (14)
      --EBITDA                                   140.3        129.8         8
      --Cash Flow from Operating Activities      111.7        109.5         2
      --Capital Expenditures                      20.3         19.3         5
      --Free Cash Flow                            91.4         90.2         1


2003 ORDERS, SALES, NET INCOME AND EPS AHEAD OF PRIOR YEAR

Sales for the latest year increased 8 percent to $797.9 million from $742.0 million a year ago. Foreign currency translation added 5 percent, acquisitions - net of the sales associated with an immaterial product line sold in early 2003 - accounted for a 2 percent net improvement, and base business sales rose 1 percent. Acquisitions affecting the company's comparative 2003 performance with the prior year include Halox (April 2002), Rheodyne (July 2002), Wrightech (October 2002), Sponsler (June 2003), and Classic Engineering (September 2003). Domestic sales increased 1 percent and international sales - net of foreign currency translation - were 8 percent higher. For the year, international sales
- including the impact of foreign currency translation - were 45 percent of total sales versus 41 percent in 2002.

Gross margins for 2003 improved to 38.8 percent from 37.9 percent the prior year, while operating margins rose to 13.8 percent from 13.5 percent. Stronger gross margins primarily reflected lower material costs from the company's Global Sourcing activities and savings from Six Sigma, Kaizen and Lean Manufacturing initiatives, which more than offset increased research and development expenses. Selling, general and administrative (SG&A) expenses as a percent of sales increased to 25.0 percent from 24.4 percent, reflecting the deliberate reinvestment in the business to drive organic growth, as well as certain cost increases including pension, insurance, audit and legal expenses.

Full year 2003 net income of $62.4 million grew 15 percent over the prior year. Diluted earnings per share of $1.87 rose from $1.67 per share in 2002.

New orders for the year totaled $797.8 million and were 6 percent higher than 2002. Excluding the impact of foreign currency translation, the product line sale, and acquisitions, orders were essentially unchanged from 2002.

In 2003, the Pump Products Group contributed 57 percent of sales and 55 percent of operating income, the Dispensing Equipment Group accounted for 20 percent of both sales and operating income, and the Engineered Products Group represented 23 percent of sales and 25 percent of operating income.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
------------------------------------
(In millions, except per share amounts and percentages)


                                                                                FOR THE QUARTER ENDED
                                                        -----------------------------------------------------------
                                                                           Dec. 31,                Sept. 30,
                                                          DEC. 31. ------------------------------------------------
                                                           2003        2002        Change        2003      Change
                                                        -----------------------------------------------------------
Orders Written                                          $ 193.8      $ 189.1         3%        $ 193.7           -%
Sales                                                     198.0        187.5         6           197.3           -
Operating Income                                           28.0         22.8        23            28.9          (3)
Operating Margin                                           14.1%        12.1%      200 bp         14.7%        (60) bp
Net Income                                              $  16.2      $  12.2        33%        $  16.5          (2)%
Diluted EPS                                                 .48          .37        30             .49          (2)

Other Data
      --Income before Taxes                             $  25.1      $  18.9        33%        $  25.6          (2)%
      --Depreciation and Amortization                       6.6          6.7        (2)            7.5         (12)
      --Interest                                            3.4          3.8       (12)            3.4           -
      --EBITDA                                             35.1         29.4        19            36.5          (4)
      --Cash Flow from Operating Activities                21.4         25.9       (18)           43.2         (50)
      --Capital Expenditures                                6.7          6.2         8             5.2          29
      --Free Cash Flow                                     14.7         19.7       (25)           38.0         (61)

FOURTH QUARTER RESULTS EXCEED LAST YEAR; NET INCOME SLIGHTLY BELOW THIRD QUARTER Sales in the fourth quarter increased 6 percent to $198.0 million from the prior-year period and were up slightly from the 2003 third quarter. Compared with the prior-year quarter, foreign currency translation provided a nearly 5 percent improvement and base business shipments were up 1 percent. Acquisitions
- less the sales impact of the product line sold - did not affect the year-over-year comparison. Domestic sales in the quarter were 4 percent higher and international sales - net of foreign currency translation - increased 1 percent. Sales to international customers - including the impact of foreign currency translation - were 44 percent of the total, up from 43 percent in 2002.

Fourth quarter operating margins were 14.1 percent of sales, 2.0 percentage points higher than the fourth quarter of 2002. This improvement resulted from a
1.3 percentage point rise in gross margins and a 0.9 percentage point decrease in SG&A expenses. The gross margin improvement is largely attributable to the continuing favorable impact of savings realized from the company's Global Sourcing, Six Sigma, Kaizen and Lean Manufacturing initiatives. SG&A expenses as a percent of sales decreased to 24.6 percent from 25.5 percent in the prior-year period, principally due to higher than normal legal, professional and other costs being incurred in 2002 relative to a patent infringement suit and the filing of an equity registration statement with the SEC.

The fourth quarter of 2003 also benefited from a foreign currency exchange gain associated with the anticipated funding of the Manfred Vetter acquisition. This favorably affected other income and added 1 cent per share to earnings.

Net income at $16.2 million increased 33 percent over the fourth quarter of 2002, but was down slightly from the third quarter of 2003. Diluted earnings per share of 48 cents improved 11 cents from the fourth quarter of 2002, but were 1 cent lower than the 2003 third quarter.

New orders in the quarter totaled $193.8 million, 3 percent higher than the same period in 2002 and virtually unchanged from the 2003 third quarter. Excluding the impact of foreign currency translation, the product line sale, and acquisitions, orders were 3 percent lower than in the fourth quarter of 2002 and 2 percent below the third quarter of 2003. Year-over-year improvements in base business order activity for the Pump Products and Other Engineered Products groups were more than offset by a decrease in the Dispensing Equipment Group. The decline in Dispensing Equipment orders was due primarily to the timing of two large orders in the 2002 period. Sequentially, the base business order improvement for the Pump Products Group was more than offset by declines in the other two groups. At December 31, 2003, the company had a typical unfilled order backlog of slightly over one month's sales.

STRONG FINANCIAL POSITION; FREE CASH FLOW A RECORD
IDEX ended the year with total assets of $960.7 million and working capital of $108.8 million. Total debt decreased $64.5 million during the year to $176.5 million. Free cash flow (cash flow from operating activities less capital expenditures) for 2003 was $91.4 million, a new historic high, and 1.5-times net income. In 2003, free cash flow was unfavorably impacted by the company's decision to improve the funded status of its pension plans by increasing contributions from the prior year by $17 million. Approximately $9 million of this additional funding was made in the fourth quarter of 2003. At December 31, 2003, EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $140.3 million and covered interest expense by almost 10 times. Debt-to-total capitalization at December 31, 2003, was 23 percent, the strongest financial position in company history.

ACQUISITION OF MANFRED VETTER
On January 6, 2004, IDEX announced it acquired Manfred Vetter GmbH, a manufacturer of rescue and environmental protection equipment, and disaster control products. Based in Zulpich, Germany, with sales of approximately $15 million, Vetter is the world leader in the design and manufacture of pneumatic lifting and sealing bags for vehicle and air rescue, environmental protection, industrial maintenance, and disaster recovery and control. Vetter also manufactures inflatable mobile decontamination tents; jump bags for building rescue; and oil and water aspirators for spill cleanup. Commenting on the acquisition, Williams said, "Manfred Vetter fits our global growth strategy exceptionally well. The combination of Vetter and our fire and rescue businesses
- Hale Products, Hurst, Lukas Hydraulik and Class 1 - strengthens IDEX's portfolio. It also opens up meaningful new growth opportunities in the environmental protection, disaster control, military, construction and industrial maintenance markets."

ADVANCES IN CHINA
"With the continued globalization of our business, IDEX recently established a strategic base of operations in China," Williams said. "As we enter 2004, our presence there is becoming a springboard for our business units to produce and sell Chinese-manufactured products in Asian markets, where the market potential is clearly substantial. We also are using our wholly owned operation in China to assemble a growing number of our pump products for export to North America and Europe."

PROGRESS CONTINUES ON CORPORATE INITIATIVES
"We continue to use our long-term initiatives to create top- and bottom-line growth," Williams said. "Our drive for rapid process improvement is improving the gross margin. Full-year savings from Six Sigma, Kaizen and Lean Manufacturing were approximately a third greater than what we saw in 2002, as the business units continue to make the transition from just using the tools to truly running their businesses differently. Global Sourcing saved us $15.8 million in 2003 versus $11.8 million in 2002 and represented a savings of 26 percent versus our prior sources. This process has continued to improve. We have shortened the time to qualify global suppliers and are broadening our commodity coverage to sustain our momentum."

2004 RESULTS DEPEND ON PACE OF NEW ORDERS, SPEED OF RECOVERY
Looking ahead, Williams said, "While economic conditions in 2003 improved modestly from 2002, it's clear that we have not as yet seen a broad-based economic recovery. As a short-cycle business, our first quarter and full year 2004 financial performance depends on the current pace of incoming orders, and we have limited visibility on future business conditions. We believe IDEX is well positioned for earnings improvement as the economy improves. This is based on our lower cost levels resulting from our restructuring actions; our operational excellence initiatives of Global Sourcing, Six Sigma, Kaizen and Lean Manufacturing, and eBusiness; and our use of strong cash flow to cut debt and interest expense. With the conviction that innovation will define the winning companies of the future, we are increasing our emphasis on new products and global markets, while pursuing strategic acquisitions to help drive IDEX's longer term profitable growth."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET
IDEX will broadcast its fourth quarter and year-end conference call over the Internet on Thursday, January 22, at 1:30 p.m. CST. Chairman, President and Chief Executive Officer Dennis K. Williams, and Senior Vice President - Finance and Chief Financial Officer Wayne P. Sayatovic will discuss the company's recent financial performance and respond to questions from the financial analyst community.

IDEX invites interested investors to listen to the presentation, which will be carried live on its Web site at www.idexcorp.com. Access also is available at www.ccbn.com by selecting "Investment Portals" then "Company Boardroom," followed by entering the IDEX ticker symbol "IEX." Replays will be available on both sites through February 5. Those who wish to listen should go to either Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800-891-8251 (or 402-220-6016 for international participants) and using the passcode "IDEX."

A NOTE ON EBITDA AND FREE CASH FLOW
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flows from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX
IDEX Corporation is a manufacturer of proprietary pumps and metering products, dispensing equipment, and other engineered products with leading positions in niche markets. Its products are sold to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."

               FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS UNITS, VISIT THE COMPANY'S WEB SITE AT www.idexcorp.com.